Exhibit 99.1

      ESI Appoints Nick Konidaris as President and Chief Executive Officer

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 7, 2004--Electro Scientific Industries, Inc. (Nasdaq:ESIO) today announced the appointment of Nick Konidaris to the position of president and chief executive officer. He will become a member of ESI's Board of Directors at the time of its January meeting. Konidaris will succeed president and chief executive officer Barry Harmon, who will continue to serve as a member of the Board of Directors. Konidaris, most recently was president and chief executive officer of Advantest America Corporation, a subsidiary of global semiconductor test leader Advantest Corporation based in Tokyo, Japan.
    "Konidaris is the ideal choice to lead ESI. He brings extensive technology leadership experience in the semiconductor capital equipment industry, a profound understanding of our overseas markets, and a history of building strong customer relationships," said Jon Tompkins, chairman of ESI. "The Board is impressed by his track record at Advantest America where he made Advantest a key supplier to major U.S. semiconductor companies. We are confident that Nick will provide ESI both the strategic and operational leadership necessary to accelerate and sustain growth."
    "ESI is well positioned to utilize its technology leadership in the semiconductor, passive components, and electronic interconnect markets," said Konidaris. "Joining ESI is an extraordinary opportunity. I look forward to working with the existing management team to deliver the highest value to our customers and shareholders, to expand our business opportunities, and create a positive and rewarding environment for our employees."
    Tompkins added, "On behalf of the Board, I would like to thank Barry Harmon for leading the company through a very difficult period. His stabilizing influence and strong leadership during the past year has effectively positioned the company for the future."
    Konidaris brings more than 25 years of experience in technology companies, primarily at Advantest America and Teradyne. At Advantest America, he was responsible for all U.S. operations, including sales and marketing, research and development, and supply chain management. During his tenure, he established Advantest as the dominant supplier to the U.S. automatic test equipment market. At Teradyne, he held senior marketing management positions in several divisions. Konidaris is a director of Ultratech Inc.
    ESI will be announcing financial results for the second quarter of fiscal 2004 tomorrow at approximately 7:00 a.m. EST (4:00 a.m. PST). The second quarter ended on Nov. 29, 2003. The company will then hold a conference call tomorrow at 8:30 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference call can be accessed by calling 888-273-9885 (domestic participants) or 651-291-0618 (international participants). The confirmation number is 714663. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible at 800-475-6701 (access code is 714663) or on the ESI website.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. Our strategy is simple: Design great products, delight our customers and deliver solid financial results. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028
             Craig Stoehr, 503-671-7061